EXHIBIT 99

News From

[HEALTHSOUTH GRAPHIC OMITTED]


                                                             November 23, 2004


       HEALTHSOUTH CORPORATION APPOINTS NEW MEMBER TO BOARD OF DIRECTORS

Birmingham, Alabama -- HealthSouth Corporation (OTC Pink Sheets: HLSH) today announced the appointment of Yvonne Curl, 49, to its board of directors and to the special committee of its board of directors, effective immediately. Curl was the Chief Marketing Officer of Avaya, Inc. ("Avaya") from October 2000 through April 2004. In that capacity, she was responsible for the strategic and operational management of Avaya's global marketing organization.

"Yvonne brings extensive strategic management, planning and marketing experience to the board," said Bob May, HealthSouth chairman of the board. "We are very pleased to have her join us as a new independent director, and look forward to her help in continuing to develop HealthSouth's platform for future growth and success."

Before joining Avaya, Curl was employed for nearly 25 years by Xerox Corporation, holding positions in sales, marketing and field operations. Her Xerox tenure culminated with her appointment as Corporate Vice President, Senior Vice President and General Manager, Public Sector, Worldwide in January 1999. In that capacity, she was responsible for developing strategic and tactical market plans for the provision of document solutions and services to the public sector worldwide.

Curl received a B.A. degree in marketing from Howard University in 1976. She also serves as a director of Nationwide Mutual Insurance Company and Charming Shoppes, Inc.

About HealthSouth
HealthSouth is one of the nation's largest providers of healthcare services, operating outpatient surgery, diagnostic imaging and rehabilitative healthcare facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

                                      ###
          For more information contact Andy Brimmer at 205-410-2777.